EXHIBIT 4.4

                       PREFERRED STOCK EXCHANGE AGREEMENT

         This Preferred Stock Exchange Agreement ("Agreement") is made and entered into effective as of the 20th day of October 2003, by and among Cadiz Inc., a Delaware corporation ("Cadiz"), OZ Master Fund, Ltd. ("OZ Master Fund") and OZF Credit Opportunities Master Fund, Ltd. ("OZF") and is made with reference to the following facts:

                                    RECITALS

         A. WHEREAS, OZ Master Fund is the record and beneficial holder of (i) 4,500 shares of the issued and outstanding Series D Preferred Stock of Cadiz,
(ii) 2,500 shares of the issued and outstanding Series E-1 Preferred Stock of Cadiz, (iii) 2,500 shares of the issued and outstanding Series E-2 Preferred Stock of Cadiz and (iv) warrants to purchase 340,834 of the authorized but unissued shares of common stock, par value $.01 per share (the "Common Stock") of Cadiz, as described on Appendix A hereto (the "OZ Warrants");

         B. WHEREAS, OZF is the record and beneficial holder of (i) 500 shares of the issued and outstanding Series D Preferred Stock of Cadiz, (ii) 1,250 shares of the issued and outstanding Series E-1 Preferred Stock of Cadiz, and
(iii) 1,250 shares of the issued and outstanding Series E-2 Preferred Stock of Cadiz and (iv) warrants to purchase 74,166 shares of the Common Stock of Cadiz, as described on Appendix A hereto (the "OZF Warrants");

         C. WHEREAS, the parties wish to provide for the exchange of all of the shares of Series D Preferred Stock currently owned by OZ Master Fund and OZF for an aggregate of 8,000,000 shares of heretofore authorized but unissued shares of the Common Stock of Cadiz, all upon the terms and conditions set forth herein;

         D. WHEREAS, the parties wish to provide for the exchange of all of the shares of Series E-1 Preferred Stock and Series E-2 Preferred Stock currently owned by OZ Master Fund and OZF (collectively, the "Series E Preferred Stock") for an aggregate of 2,000,000 shares of heretofore authorized but unissued shares of the Common Stock of Cadiz, all upon the terms and conditions set forth herein;

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual benefits to be derived herefrom and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I

                          THE PREFERRED STOCK EXCHANGE

         1.1. EXCHANGE OF STOCK. Upon the terms and subject to the conditions contained herein, each of OZ Master Fund and OZF (individually, a "Preferred Stockholder" and collectively, the "Preferred Stockholders") will contribute, convey, transfer, assign and deliver to Cadiz at the Closing (as defined below), and Cadiz will accept from each Preferred Stockholder all of its Preferred Stock, and in exchange therefore (the "Exchange"), Cadiz shall issue and


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deliver to the Preferred  Stockholders  (i) a total of 8,000,000  shares of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock in exchange for the Series D Preferred Stock (the "Series D Exchange Shares"), with such Series D Exchange Shares to be divided between the Preferred Stockholders on the basis of One Thousand, Six Hundred (1,600) Series D Exchange Shares for each share of Series D Preferred Stock exchanged (the "Series D Exchange Ratio"), (ii) a total of 1,000,000 shares of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock in exchange for the Series E-1 Preferred Stock (the "Series E-1 Exchange Shares"), with such Series E-1 Exchange Shares to be divided between the Preferred Stockholders on the basis of Two Hundred and Sixty Six and two-thirds (266 2/3) Series E-1 Exchange Shares for each share of Series E-1 Preferred Stock exchanged (the "Series E-1 Exchange Ratio"), and (iii) a total of 1,000,000 shares of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock in exchange for the Series E-2 Preferred Stock (the "Series E-2 Exchange Shares"), with such Series E-2 Exchange Shares to be divided between the Preferred Stockholders on the basis of Two Hundred and Sixty Six and two-thirds (266 2/3) Series E-2 Exchange Shares for each share of Series E-2 Preferred Stock exchanged (the "Series E-2 Exchange Ratio"). The Series D Exchange Shares, Series E-1 Exchange Shares and Series E-2 Exchange Shares shall be referred to collectively herein as the "Exchange Shares". Upon consummation of the Exchange, the Exchange Shares shall be deemed to have been issued in full satisfaction of any and all rights (whether or not accrued) of the Preferred Stockholders pertaining to the Preferred Stock, including, without limitation, any rights of the Preferred Stockholders to accrued but unpaid dividends as of the Closing Date.

         1.2. CLOSING. Subject to acceleration upon transfer of the Preferred Stock pursuant to Section 4.3 hereof, the closing of the Exchange (the "Closing") shall take place on the ninetieth (90th) day following the date hereof. The date on which the Exchange is effected is hereinafter referred to as the "Closing Date". At the Closing, Cadiz will execute and deliver to each Preferred Stockholder, or its respective representative, a stock certificate or certificates dated as of the Closing Date, registered in the name of such Preferred Stockholder, representing the Exchange Shares being issued to such Preferred Stockholder pursuant to the Exchange, and (ii) each Preferred Stockholder shall deliver to Cadiz a stock certificate or certificates registered in the name of such Preferred Stockholder (or duly endorsed for transfer to such Preferred Stockholder), representing the Preferred Stock owned by such Preferred Stockholder (which certificates shall be duly endorsed for transfer to Cadiz). To the extent that (i) the Series D Exchange Shares, Series E-1 Exchange Shares and/or Series E-2 Exchange Shares may be issued without restrictive legend in reliance upon Rule 144(k) promulgated under the Securities Act of 1933, as amended, and (ii) Cadiz receives from such Preferred Stockholder (or its assignee) representations as to such Series of Exchange Shares as set forth in Appendix B hereto, then stock certificate(s) representing the Exchange Shares being issued to such Preferred Stockholders with respect to such Series shall be issued without restrictive legend. Otherwise, such stock certificates(s) shall bear an investment legend as set forth in Section 3.5 below.

         1.3. ADJUSTMENT FOR STOCK SPLIT, RECAPITALIZATION, ETC. In the event that, subsequent to the effective date of this Agreement but prior to the Closing Date, Cadiz shall (A) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, (B) subdivide or reclassify its outstanding Common Stock into a greater number of shares, (C) combine or reclassify its outstanding Common Stock into a smaller number of shares, or (D) issue by capital reorganization or reclassification of its shares of Common Stock or otherwise (other than a subdivision or combination of its shares provided for above) any shares of capital stock of Cadiz,


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then the total number of Exchange Shares issuable pursuant to this Agreement and the Series D Exchange Ratio, Series E-1 Exchange Ratio and/or Series E-2 Exchange Ratio, as applicable, in effect immediately prior to such action shall be adjusted so that each Preferred Stockholder shall be entitled to receive, upon consummation of the Exchange, the number of shares of capital stock of Cadiz which such Preferred Stockholder would have received immediately following such action had the Exchange been consummated immediately prior thereto. An
adjustment   made  pursuant  to  this   subparagraph   shall  become   effective
retroactively immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subparagraph, any Preferred Stockholder shall become entitled to receive shares of two or more classes of capital stock of Cadiz in the Exchange, the Board of Directors of Cadiz shall determine in good faith the allocation of the adjusted Series D Exchange Ratio, Series E-1 Exchange Ratio or Series E-2 Exchange Ratio between or among shares of such classes of capital stock, which allocation must be reasonably acceptable to the Preferred Stockholder. Such adjustment shall be made successively whenever any event listed above shall occur.

         1.4 TERMINATION OF EXCHANGE. Notwithstanding anything in this Agreement to the contrary, the Exchange may be terminated, and the transactions contemplated thereby may be abandoned at any time prior to 5:00 P.M. Pacific Standard Time on the fourth business day following the effective date of this Agreement (the "OZ Optional Termination Date") by the Preferred Stockholders in their sole discretion upon written notification. If the Exchange is so terminated by the Preferred Stockholders, the Exchange will forthwith become null and void and there will be no liability or obligation on the part of the Preferred Stockholders (or any of their respective representatives or affiliates) with respect to such Exchange.

         1.5 TEMPORARY WAIVER OF EXERCISABILITY OF WARRANTS. In order that Cadiz shall have sufficient authorized but unissued shares of Common Stock available to issue all of the Exchange Shares pursuant to the Exchange, each of OZ Master Fund and OZF hereby waives, for a period commencing as of the date of this Agreement and ending 91 days from the date of this Agreement, any affirmative obligation of Cadiz to reserve for issuance a sufficient quantity of Common Stock as may be required for issuance and delivery upon any exercise by OZ Master Fund or OZF of the OZ Warrants or the OZF Warrants.


                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF CADIZ

         Cadiz represents and warrants to each Preferred Stockholder that as of the date hereof and again as of the Closing Date:

         2.1. ORGANIZATION, GOOD STANDING. Cadiz is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and authorized to do business and in good standing in each other jurisdiction in which it is required to be qualified or where it owns any material property or conducts any material operations. Cadiz has all requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now being conducted.


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


         2.2 AUTHORIZATION. Cadiz has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All actions on the part of Cadiz necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been or will be taken prior to the Closing Date, and this Agreement constitutes the legal, valid and binding obligation of Cadiz, enforceable against it in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor's rights generally, and except as enforceability is subject to general principles of equity.

         2.3      NO VIOLATION OF OTHER AGREEMENTS; NO CONFLICTS.

                  (a) Neither this Agreement nor any of the transactions contemplated hereunder violates, conflicts with or results in a breach of, or shall violate, conflict with or result in a breach of any lease, contract, document or agreement to which Cadiz is a party or by which it may be bound.

                  (b) Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated herein, will, directly or indirectly (with or without the giving of notice, or lapse of time, or both):

                           (i)      contravene,  conflict  with,  or result in a
violation of any provision of the organizational documents of Cadiz;

                           (ii)     contravene,  conflict  with,  or result in a
violation of any order, judgment or decree to which Cadiz may be subject; or

                           (iii)    contravene,  conflict  with or  result  in a
violation of any of the terms or requirements, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by Cadiz.

         2.4 CADIZ CAPITAL STRUCTURE. The authorized capital stock of Cadiz consists of 70,000,000 shares of common stock, $.01 par value per share, of which 57,316,939 shares are issued and outstanding as of the date hereof, and 100,000 shares of preferred stock, $.01 par value per share. Of the 100,000 authorized shares of preferred stock, 5,000 have been designated as Series D Preferred Stock, 3,750 have been designated as Series E-1 Preferred Stock, and 3,750 have been designated as Series E-1 Preferred Stock. As of the date hereof, 5,000 shares of Series D Preferred Stock, 3,750 shares of Series E-1 Preferred Stock, and 3,750 shares of Series E-1 Preferred Stock have been issued and are outstanding. Pursuant to a Stockholders Rights Plan adopted by the Company on May 10, 1999 (the "Plan"), each holder of Common Stock also holds one preferred share purchase right, as defined in the Plan. Upon issuance and delivery in the manner herein described, the Exchange Shares will be duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

         2.5 LEGAL PROCEEDINGS. There is no pending legal or administrative proceeding ("Proceeding"), and, to the knowledge of Cadiz, no person has threatened to commence any


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


Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.


                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PREFERRED STOCKHOLDERS

         Each Preferred Stockholder represents and warrants severally, and not jointly, to Cadiz that as of the date hereof and again as of the Closing Date:

         3.1 AUTHORIZATION. The Preferred Stockholder has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All actions on the part of the Preferred Stockholder necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been or will be taken prior to the Closing Date, and this Agreement constitutes the legal, valid and binding obligation of the Preferred
Stockholder, enforceable against it in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor's rights generally, and except as enforceability is subject to general principles of equity.

         3.2      NO VIOLATION OF OTHER AGREEMENTS; NO CONFLICTS.

                  (a) Neither this Agreement nor any of the transactions contemplated hereunder violates, conflicts with or results in a breach of, or shall violate, conflict with or result in a breach of any lease, contract, document or agreement to which the Preferred Stockholder is a party or by which it may be bound.

                  (b) Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated herein, will, directly or indirectly (with or without the giving of notice, or lapse of time, or both):

                           (i)      contravene,  conflict  with,  or result in a
violation of any provision of the organizational documents of the Preferred Stockholder;

                           (ii)     contravene,  conflict  with,  or result in a
violation of any order, judgment or decree to which the Preferred Stockholder may be subject; or

                           (iii)    contravene,  conflict  with or  result  in a
violation of any of the terms or requirements, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by the Preferred Stockholder.

         3.3 LEGAL PROCEEDINGS. There is no pending legal or administrative proceeding ("Proceeding"), and, to the knowledge of such Preferred Stockholder, no person has threatened to commence any Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.


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


         3.4 TITLE TO PREFERRED STOCK AND WARRANTS. Such Preferred Stockholder is the record and beneficial holder of all the Preferred Stock which is subject to the Exchange and all of the Warrants which are subject to the temporary waiver set forth in Section 1.5, in each case free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature. No Preferred Stockholder nor any individual, corporation, entity or person having or claiming any interest in, or with respect to, any of the Preferred Stock owned by such Preferred Stockholder will, at or after the Closing Date, have any such claim or interest, or have any right to claim or receive any other payment or consideration with respect to such Preferred Stock against or from Cadiz at or after the Closing Date.

         3.5 RESTRICTIONS ON TRANSFER. Each Preferred Stockholder has been advised that:

                  (a) the offer and sale of the Exchange Shares to such Preferred Stockholder has not been, and will not be, registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Act"), and such Preferred Stockholder may not sell or otherwise transfer the Exchange Shares unless the transfer is registered under the Act and under applicable state laws or an exemption from such registration, such as Rule 144(k), is available;

                  (b) the Exchange Shares that such Preferred Stockholder is acquiring are "restricted securities," as that term is defined in Rule 144 promulgated under the Act, unless and until the requirements of Rule 144 have been met with respect to such shares; and

                  (c) any and all certificates representing Exchange Shares shall bear an investment legend restricting the transfer of such Exchange Shares unless or until the requirements of Rule 144 have been met as to such shares to the reasonable satisfaction of Cadiz and its counsel.

         3.6 DISCLOSURE. Each Preferred Stockholder has heretofore received and reviewed Cadiz' press releases, public filings with the Securities and Exchange Commission (the "SEC") through July 22, 2003, and exhibits attached thereto (the "Disclosure Documents"). In addition to the foregoing, each Preferred Stockholder has had the opportunity to speak directly with officers of Cadiz concerning Cadiz' business plan and operations.

         3.7 NO WARRANTY. Each Preferred Stockholder represents and warrants that it never has been represented, guaranteed, or warranted to them by any officer or director of Cadiz, their agents or employees or any other person in connection with Cadiz, expressly or by implication, any of the following:

                  (a) The approximate or exact length of time that the Preferred Stockholder will be required to remain as the owner of the Exchange Shares;

                  (b) The exact amount of profit and/or amount or type of consideration, profits or losses (including tax benefits) to be realized, if any, by Cadiz; and

                  (c) That the past performance or experience of the officers and directors of Cadiz, or any other person connected with Cadiz can predict the results of the ownership of the Exchange Shares or the overall success of Cadiz.


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


         3.8 SIGNIFICANT RISKS. Each Preferred Stockholder understands the following:

                  (a) There are a number of risks relating to an investment in Cadiz as set forth herein, as further described in the Disclosure Documents and in the Preferred Stockholder's direct communications with Cadiz.

                  (b)      Each  Preferred   Stockholder  may  lose  its  entire
investment in the Exchange Shares and Cadiz.

                  (c) No federal or state agency, or any other regulatory body, has passed upon the Exchange Shares, or an investment therein, or made any finding or determination as to the fairness of an investment in the Exchange Shares.

                  (d) If a bankruptcy petition is filed by or against Cadiz following the execution of this Agreement but prior to the Closing Date, the rights of the Preferred Stockholders under this Agreement may be subject to rejection and/or cancellation in accordance with applicable bankruptcy law.

         3.9 RELIANCE. Each Preferred Stockholder has relied solely upon this Agreement, the Disclosure Documents and independent investigations made by the Preferred Stockholder or the Preferred Stockholder's representatives with respect to the Preferred Stockholder's investment in the Exchange Shares, and no oral or written representations inconsistent with the contents of the Disclosure Documents have been made to the Preferred Stockholder by Cadiz or any of its representatives.

         3.10 NO REPRESENTATION REGARDING INDIVIDUAL SEC REPORTING REQUIREMENTS. Cadiz has made no representations to such Preferred Stockholder regarding its reporting requirements with the SEC related to its ownership in Cadiz, and such Preferred Stockholder acknowledges and agrees that it is the Preferred Stockholder's responsibility to ensure that it complies with any disclosure and reporting requirements of the SEC.

         3.11 KNOWLEDGE OF LATE SEC REPORTING. Cadiz has informed such Preferred Stockholder that (i) Cadiz has not yet filed required periodic reports with the SEC after March 21, 2003, including its Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Reports for the quarters ended March 31, 2003 and June 30, 2003, and therefore the Disclosure Documents do not provide disclosure regarding developments concerning Cadiz for the periods that would be covered by those reports or any subsequent period, (ii) Cadiz is currently in default on its senior secured loan obligations, (iii) Cadiz is a guarantor of the $115 million 11 1/4% First Mortgage Bonds of its wholly-owned subsidiary, Sun World International, Inc., which filed a voluntary petition under Chapter 11 of the Bankruptcy Code on January 30, 2003 and is in default of its obligations under such bonds, and (iv) such Preferred Stockholder must rely upon its own independent investigations with respect to such Preferred Stockholder's investment in the Exchange Shares and on discussions with officers of Cadiz with respect to any developments subsequent to reports that Cadiz has filed with the SEC.

         3.12 RELIANCE ON OWN COUNSEL AND ADVISERS. In evaluating the merits and risks of an investment in the Exchange Shares, such Preferred Stockholder has not relied upon Cadiz or


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Cadiz'  attorneys or advisers for legal or tax advice,  and has, if desired,  in all cases sought the advice of the undersigned's own personal legal counsel and tax advisers.


                                   ARTICLE IV

                      ASSIGNMENT; THIRD PARTY BENEFICIARIES

         4.1. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns. Without limitation of the foregoing, the parties expressly agree that this Agreement and the rights, interests and obligations of the Preferred Stockholders hereunder shall immediately and automatically be assigned by any Preferred Stockholder to any purchaser or transferee of Preferred Stock from such Preferred Stockholder with respect to the shares of Preferred Stock so sold or transferred and such Preferred Stockholder shall have no further obligations hereunder with respect to such shares of Preferred Stock so sold or transferred; provided, however, that any such sale or transfer be in compliance with all applicable state and federal securities laws and/or the securities laws of any other applicable jurisdiction and provided further that the transferee explicitly acknowledge and assume the obligations of the transferor hereunder with respect to the shares of Preferred Stock so sold or transferred. Any assignment or delegation in contravention of this Section shall be null and void. Upon any such assignment or transfer, the term "Preferred Stockholder," as used herein, shall mean, when the context so requires, the assignee or transferee of such shares of Preferred Stock.

         4.2. NOTICE OF TRANSFER. Not later than two (2) business days following the effectuation of any transfer of Preferred Stock, the transferor and the transferee of the Preferred Stock shall provide joint written notice to Cadiz of such transfer substantially in the form of Exhibit A hereto (the "Transfer Notice"), which notice shall specify (i) the identity of the transferor, (ii) the identity of the transferee, (iii) the number of shares of each Series of Preferred Stock transferred, (iv) the effective date of transfer,
(iv) an acknowledgment by the transferee of applicability of this Exchange Agreement to the shares of Preferred Stock transferred, and (vi) if applicable as to any Series of Preferred Stock transferred, Rule 144(k) representations in the form of Exhibit B hereto. Such Transfer Notice shall be accompanied by a stock certificate or certificates duly endorsed for transfer to the transferee, representing the Preferred Stock so transferred (which certificates shall be duly endorsed for transfer to Cadiz), in accordance with the requirements of
Section 1.2 above.

         4.3. ACCELERATION OF CLOSING DATE. Upon any transfer or assignment of Preferred Stock satisfying the requirements of this Article IV, the Closing Date (with respect to the shares of Preferred Stock so transferred and to those shares of Preferred Stock only) shall automatically be accelerated to the effective date of such transfer. Not later than the later to occur of (i) the effective date of transfer or (ii) the seventh business day following receipt by Cadiz of the Transfer Notice and share certificates pursuant to Section 4.2 above, Cadiz will execute and deliver to the transferee, or its respective representative, a stock certificate or certificates, registered in the name of such transferee, representing the Exchange Shares being issued to such transferee pursuant to the Exchange.


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


         4.4. THIRD PARTY BENEFICIARY AGREEMENT. Any person acquiring Preferred Stock from a Preferred Stockholder in a manner satisfying the requirements of this Article IV shall be deemed to be a third party beneficiary for purposes of this Agreement and shall be entitled to assert any right, claim or remedy provided under this Agreement with respect to the shares of Preferred Stock so acquired (including, without limitation, the obligation of Cadiz to issue Exchange Shares in exchange for such shares of Preferred Stock in accordance with the terms of this Agreement).


                                    ARTICLE V

                               CLOSING CONDITIONS

         5.1. CONDITIONS TO THE OBLIGATIONS OF THE PREFERRED STOCKHOLDERS. The obligations of each Preferred Stockholder to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, which may be waived only by the approval of such Preferred Stockholder:

                  (a) Cadiz shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date, and the representations and warranties of Cadiz set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

                  (b) Since the date of this Agreement, there must not have been commenced or threatened against Cadiz or the Preferred Stockholder any proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

         5.2.     CONDITIONS TO THE  OBLIGATIONS  OF CADIZ.  The  obligations of
Cadiz to effect the transactions contemplated hereby, as to any Preferred Stockholder, shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, which may be waived only by the approval of Cadiz:

                  (a) Such Preferred Stockholder shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date, and the representations and warranties of such Preferred Stockholder set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

                  (b) Since the date of this Agreement, there must not have been commenced or threatened against Cadiz or the Preferred Stockholder any proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

                                   ARTICLE VI

                                INJUNCTIVE RELIEF

         6.1 INJUNCTIVE RELIEF. It is understood and agreed that the remedy at law for the breach of any provision of this Agreement will be inadequate and that any party hereto shall be entitled to injunctive relief without bond. Such injunctive relief shall not be exclusive, but shall be in addition to any other rights or remedies the non-breaching party may have for such breach, and the non-breaching party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees incurred by reason of any breach.


                                   ARTICLE VII

                                  MISCELLANEOUS

         7.1 ENTIRE AGREEMENT. This Agreement (with Exhibits) constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.

         7.2 COUNTERPARTS. This Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument. Facsimile signatures of the parties shall be as effective to bind the parties as original manual signatures.

         7.3 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.4 AMENDMENT. This Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by all parties.

         7.5 NO WAIVER. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

         7.6 NOTICES. Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty-four (24) hours following deposit with a courier for overnight delivery; or five (5) business days hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

         If to Cadiz:            Cadiz Inc.
                                 777 South Figueroa Street, Suite 4250
                                 Los Angeles, California 90017
                                 Attn:  Keith Brackpool, Chief Executive Officer

         With a copy to:         Miller & Holguin
                                 1801 Century Park East, Seventh Floor
                                 Los Angeles, California 90067
                                 Attn:  Howard J. Unterberger, Esq.

         If to OZ Master Fund:   OZ Master Fund, Ltd.
                                 c/o Och Ziff Capital Management
                                 9 West 57th Street
                                 39th Floor
                                 New York, New York 10019

         With a copy to:         Milbank, Tweed, Hadley & McCloy LLP
                                 One Chase Manhattan Plaza
                                 New York, New York 10005
                                 Attention: Roland Hlawaty, Esq.
                                 Facsimile: 212-822-5530

         If to OZF:              OZF Credit Opportunities Master Fund Ltd.
                                 c/o Och Ziff Capital Management
                                 9 West 57th Street
                                 39th Floor
                                 New York, New York 10019

         With a copy to:         Milbank, Tweed, Hadley & McCloy LLP
                                 One Chase Manhattan Plaza
                                 New York, New York 10005
                                 Attention: Roland Hlawaty, Esq.
                                 Facsimile: 212-822-5530

         7.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         7.8 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

         7.9 FEES AND EXPENSES. Except as otherwise explicitly set forth herein, each party shall bear its own expenses including, without limitation, attorneys' and accountants' fees in connection with the preparation of this Agreement and the transactions contemplated hereby.

         7.10 TIME OF ESSENCE. Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

         7.11 ATTORNEYS' FEES. Should any party institute any action or procedure to enforce this Agreement or any provision hereof, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

         7.12 FURTHER ASSURANCES. The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transaction contemplated by this Agreement and the intentions of the parties hereto.

         7.13     CONSTRUCTION.  Whenever  in  this  Agreement  the  context  so requires, references to the masculine shall be deemed to include the feminine and the neuter, reference to the neuter shall be deemed to include the masculine and feminine, references to the plural shall be deemed to include the singular and the singular to include the plural and references to the words "and" and "or" shall be deemed to include the inclusive usage "and/or."

                       [REST OF PAGE INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to become effective on the day and year first hereinabove written.



                                   CADIZ INC.



                                   By:   /s/ Jennifer Hankes Painter
                                        ------------------------------------
                                         Name:  Jennifer Hankes Painter
                                         Title: VP, General Counsel


                                   OZ MASTER FUND LTD.
                                   OZ Management, LLC
                                   as investment manager

                                   By:   /s/ Daniel S. Och
                                        ------------------------------------
                                         Daniel S. Och
                                         Senior Managing Member


                                   OZF CREDIT OPPORTUNITIES MASTER FUND, LTD.
                                   OZ Management, LP as investment manager
                                   OZ Managemer, LLC managing member

                                   By:   /s/ Daniel S. Och
                                        ------------------------------------
                                         Daniel S. Och
                                         Senior Managing Member

                                    EXHIBIT A
                               NOTICE OF TRANSFER

Cadiz Inc.
777 South Figueroa Street, Suite 4250
Los Angeles, California 90017

Attention:  Chief Executive Officer

Ladies and Gentlemen:

Please be advised that _______________________ ("Transferor") has transferred:

         (i) _________ shares of the Series D Preferred Stock of Cadiz Inc. (the "Company");
         (ii) _________ shares of the Series E-1 Preferred Stock of the Company; and/or
         (iii)    _________  shares of the  Series  E-2  Preferred  Stock of the
                  Company;

         (collectively,  the "Securities") to  _________________________________
         ("Transferee") as of  __________________________,  2003 (the "Effective
         Date").

In connection with such transfer, we hereby represent, warrant and certify as follows:

1. The offer of the Securities was made without any general solicitation or advertising;
2. The Transferee represents and warrants for the benefit of the Company that (a) the Transferee is an accredited investor and is acquiring the Securities solely for the Transferee's own account, for investment, and not with a view to distribution of the Securities, and (b) the Transferee is capable, by reason of knowledge and experience in financial and business matters in general, and investments in particular, of evaluating the merits and risks of an investment in the Securities;
3. The Transferee hereby acknowledges the applicability to the Transferee and to the Securities of that certain Preferred Stock Exchange Agreement dated as of October _____, 2003 by and among the Company, OZ Master Fund, Ltd. and OZF Credit Opportunities Master Fund, Ltd (the "Exchange Agreement"). In particular, the Transferee acknowledges that, as of the effective date of the transfer of the Securities, the Transferee (a) is subject to and bound by those certain representations and warranties set forth in Article III of the Exchange Agreement as though such representations and warranties had been made directly by the Transferee to the Company and (b) has assumed all obligations of the Transferor under the Exchange Agreement with respect to the Securities;
4. The Closing Date of the Exchange with respect to the Securities transferred, as calculated in accordance with Section 4.3 of the Exchange Agreement, shall be ____________________, 2003.

5. The undersigned are requesting that the shares of Common Stock to be issued in exchange for the [CHECK AS APPLICABLE]

                      [____]        Series D Preferred Stock
                      [____]        Series E-1 Preferred Stock
                      [____]        Series E-2 Preferred Stock

         (collectively, the "Rule 144(k) Preferred Stock") be issued without restrictive legend in reliance upon Rule 144(k) promulgated under the Securities Act of 1933, as amended. In order that such shares of Common Stock be issued without restrictive legend, the Transferor and Transferee represent that:

         (a) Neither Transferee nor Transferor is an affiliate of Cadiz and neither has been an affiliate of Cadiz in the last three months.

         (b) Transferor fully paid all consideration for, was the beneficial owner of and bore the full risk of ownership of all of the Rule 144(k) Preferred Stock at least two years prior to the date hereof.

         (c) Transferor and Transferee are familiar with Rule 144(k) and agree that in preparing a legal opinion with respect to the matters set forth above, Cadiz and its counsel may rely upon the representations set forth herein.


Dated: __________________  , 2003               Very truly yours,

"TRANSFEROR"                                    "TRANSFEREE"

--------------------------------                ------------------------------
      (Name of Transferor)                           (Name of Transferee)

By: ____________________________                By: __________________________
      (Authorized Signature)                         (Authorized Signature)

                                   APPENDIX A

                                    WARRANTS


OZ WARRANTS(1)

                                                NUMBER OF       CANCELLATION OR
NAME OF WARRANT                               WARRANT SHARES    EXPIRATION DATE

Series D Initial Warrant - A                     45,000           12/29/03
Term Loan First Warrant - A                     135,000           12/29/03
Term Loan Second Warrant - A                     67,500           12/31/04
Series E Initial Warrant - A                     46,667           12/22/04
Series E Commitment Exercise Warrant - A         46,667           11/28/04
                                                -------

Total:                                          340,834

OZF WARRANTS(2)

                                                NUMBER OF       CANCELLATION OR
NAME OF WARRANT                               WARRANT SHARES    EXPIRATION DATE

Series D Initial Warrant - B                      5,000           12/29/03
Term Loan First Warrant - B                      15,000           12/29/03
Term Loan Second Warrant - B                      7,500           12/31/04
Series E Initial Warrant - B                     23,333           12/22/04
Series E Commitment Exercise Warrant - B         23,333           11/28/04
                                                -------

Total:                                           74,166

--------------------------------------------------------------------------------
(1) Does not include 95,000 Warrants previously granted which have expired or been cancelled
(2) Does not include 30,000 Warrants previously granted which have expired or been cancelled

                                   APPENDIX B

                       FORM OF RULE 144(K) REPRESENTATIONS

         RULE 144(K) REPRESENTATIONS REGARDING SERIES [ ] PREFERRED STOCK In order that the Series [__] Exchange Shares be issued on the Closing Date without restrictive legend in reliance upon Rule 144(k) promulgated under the Securities Act of 1933, as amended, the Preferred Stockholder represents that:

                  (a) Such Preferred Shareholder is not an affiliate of Cadiz and has not been an affiliate of Cadiz in the last three months.

                  (b) Such Preferred Shareholders fully paid all consideration for, was the beneficial owner of and bore the full risk of ownership of all of the securities represented by the Series [__] Preferred Stock at least two years prior to the date hereof.

                  (c) Such Preferred Shareholder is familiar with Rule 144(k) and agrees that in preparing a legal opinion with respect to the matters set forth above, Cadiz and its counsel may rely upon the representations set forth herein.

                  (d) Such Preferred Shareholder shall advise Cadiz immediately if any of the representations set forth herein ceases to be true and accurate prior to the Closing Date.